Exhibit 4.15

SUPPLEMENTAL INDENTURE

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of December 20, 2007 among JUNIPER BOND HOLDINGS I LLC, a Delaware limited liability company, JUNIPER BOND HOLDINGS II LLC, a Delaware limited liability company, JUNIPER BOND HOLDINGS III LLC, a Delaware limited liability company, JUNIPER BOND HOLDINGS IV LLC, a Delaware limited liability company (each of the foregoing a “New Guarantor” and collectively the “New Guarantors”), each New Guarantor being a subsidiary of MOMENTIVE PERFORMANCE MATERIALS INC., a Delaware corporation (the “Company”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and the existing Guarantors have heretofore executed and delivered to the Trustee an indenture (as amended, supplemented or otherwise modified, the “Indenture”) dated as of December 4, 2006, providing for the issuance of the Company’s 10 1/8% /10 7/8 % Senior Toggle Notes due 2014 (the “Securities”), initially in the aggregate principal amount of $300,000,000;

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantors to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantors shall unconditionally guarantee all the Company’s Obligations under the Securities and the Indenture pursuant to a Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. The New Guarantors hereby agree, jointly and severally with all existing Guarantors (if any), to unconditionally guarantee the Company’s Obligations under the Securities and the Indenture on the terms and subject to the conditions set forth in Articles 11 and 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities and to perform all of the obligations and agreements of a Guarantor under the Indenture.

3. Notices. All notices or other communications to the New Guarantors shall be given as provided in Section 11.02 of the Indenture.

4. Ratification of Indenture; Supplemental Indentures Part of Indenture. Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

5. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

6. Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

7. Counterparts. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement.

8. Effect of Headings. The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

JUNIPER BOND HOLDINGS I LLC

By Momentive Performance Materials Inc., its Managing Member

By:	/s/ Douglas A. Johns
Name:	Douglas A. Johns
Title:	Secretary and General Counsel

JUNIPER BOND HOLDINGS II LLC

By Momentive Performance Materials Inc., its Managing Member

By:	/s/ Douglas A. Johns
Name:	Douglas A. Johns
Title:	Secretary and General Counsel

JUNIPER BOND HOLDINGS III LLC

By Momentive Performance Materials Inc., its Managing Member

By:	/s/ Douglas A. Johns
Name:	Douglas A. Johns
Title:	Secretary and General Counsel

JUNIPER BOND HOLDINGS IV LLC

By Momentive Performance Materials Inc., its Managing Member

By:	/s/ Douglas A. Johns
Name:	Douglas A. Johns
Title:	Secretary and General Counsel

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Lynn M. Steiner
Name:	Lynn M. Steiner
Title:	Vice President